Exhibit 99.1

Hydrofarm Completes Acquisition of Innovative Growers Equipment, Inc.

Fairless Hills, Pa. (November 1, 2021) – Hydrofarm Holdings Group, Inc. (“Hydrofarm” or the “Company”) (Nasdaq: HYFM), a leading distributor and manufacturer of hydroponics equipment and supplies for controlled environment agriculture (“CEA”), today announced that it has completed its previously announced acquisition of Innovative Growers Equipment Inc. (“IGE”), an Illinois-based manufacturer of horticulture benches, racking and LED lighting systems. The addition of the IGE commercial equipment product range complements Hydrofarm’s existing lineup of high performance, proprietary branded products. The announcement follows the Company’s recent acquisition of Canada’s Greenstar Plant Products, Inc.

About Hydrofarm Holdings Group, Inc.

Hydrofarm is a leading distributor and manufacturer of controlled environment agriculture equipment and supplies, including high-intensity grow lights, climate control solutions, and growing media, as well as a broad portfolio of innovative and proprietary branded products. For more than 40 years, Hydrofarm has helped growers in the U.S. and Canadian markets make growing easier and more productive.  The Company’s mission is to empower growers, farmers and cultivators with products that enable greater quality, efficiency, consistency and speed in their grow projects. For additional information, please visit: www.hydrofarm.com

Investor Relations:

ICR

Fitzhugh Taylor

ir@hydrofarm.com

Media Contacts:

Hydrofarm

Lisa Gallagher

513-505-2334

lgallagher@hydrofarm.com